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NEWS RELEASE . . . .


                                      CONTACT:  Robert C. Patent, EVP
                                                Tim S. Ledwick, CFO
                                                Cityscape Financial Corp.
                                                (914) 592-6677

FOR IMMEDIATE RELEASE

                                                Michele Katz/Geoffrey Buscher/
                                                  Jason Langer
                                                Press: Stan Froelich/
                                                  Elisabeth Philippe
                                                Morgen-Walke Associates
                                                (212) 850-5600


                      CITYSCAPE RETAINS FINANCIAL ADVISOR

ELMSFORD, NY, October 21, 1997 -- Cityscape Financial Corp. (Nasdaq:CTYS) today announced it has retained Bear, Stearns & Co., Inc. to explore strategic alternatives for the Company. The Company stated that it has sufficient liquidity to fund its operations and meet all of its obligations into the latter portion of the first quarter of 1998. It also announced it is in the process of hiring a special outside servicer with the specific expertise to better manage those loans that are delinquent 90 days or more. The Company's UK subsidiary City Mortgage Corporation Limited believes its operation is substantially in compliance with the guidelines for non-status lenders, issued by the Office of Fair Trading (OFT) in July 1997. The Company also stated that it is continuing its discussions with the OFT to resolve outstanding issues with respect to the guidelines, including those associated with the Company's existing loan portfolio.

Cityscape expects to report its third quarter financial results during the week of November 3, 1997. The Company expects its third quarter results will be materially below analysts' expectations.

As part of its strategy to enhance liquidity, the Company anticipates deploying a number of initiatives, including the use of whole loan sales. Whole loan sales, unlike loan sales through securitization, are immediately cash flow positive but will produce lower margins and, therefore, will negatively impact the Company's earnings. Other liquidity initiatives will likely have a similar effect on cash flow and earnings.

This press release may contain forward-looking statements, involving risks and uncertainties that are detailed in the Company's filing with the Securities and Exchange Commission.

Cityscape Financial Corp. is a consumer finance company. Through its wholly owned subsidiaries, Cityscape Corp. and City Mortgage Corporation Limited, it engages in the business of originating, purchasing, selling and servicing home equity mortgage loans, secured primarily by one- to four-family residences, in the United States and the United Kingdom. Cityscape was founded in 1985. It is headquartered in Elmsford, New York and has regional processing offices in California, Georgia, Illinois and Virginia.


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